EXHIBIT 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is entered into effective as of the 15th day of July, 2008 (the “Effective Date”), by and between CARL PAGE (“Lender”) and ZVUE CORPORATION (“Borrower”). The parties refer to the following facts:

RECITALS

A. Borrower is engaged in the business of, among other things, designing, manufacturing, distributing and selling hand-held electronic music players, as set forth on Schedule 1 attached hereto and incorporated herein, which Schedule may be amended from time to time by Lender and Borrower for any products in all its forms that are the subject of an Approved Purchase Order defined below (collectively, the “Products”).

B. The manufacturing of the Products is sub-contracted by Borrower to one or more overseas manufacturers (individually or collectively the “Manufacturer”).

C. Borrower sells the manufactured Products wholesale to retailers including but not limited to Walmart, pursuant to purchase orders issued to Borrower by the Retailer (the “Purchase Orders”).

D. Buyer desires to obtain from Lender and Lender desires to provide to Borrower a credit facility in the aggregate principal amount of $1,000,000 (the “Loan”) to be evidenced by that certain Secured Promissory Note dated as of the date hereof made by Borrower in favor of Lender in the aggregate principal amount of $1,000,000 in the form of Exhibit A attached hereto and incorporated herein(as the same may from time to time be amended, modified or supplemented or restated, the “Secured Promissory Note”), secured against the Collateral (“Collateral”) as defined in that certain Security Agreement dated as of even date herewith made by Borrower in favor of Lender in the form of Exhibit B attached hereto and incorporated herein (as the same may from time to time be amended, modified or supplemented or restated, the “Security Agreement”), from which Borrower may draw advances against Purchase Orders to finance the development and manufacturing of the Products, in accordance with the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.	LOAN.

1.1 Loan. Subject to the terms and conditions contained herein and in the other documents, instruments and agreements executed in connection with the Loan, including but not limited to this Agreement, the Secured Promissory Note and the Security Agreement, the Subordination Agreement, any Warrant issued to Lender by Borrower in connection with the Loan, and all UCC Financing Statements (collectively the “Loan Documents”), Lender agrees to make advances (“Advances”) in an aggregate principal amount of $1,000,000 (the “Credit Limit”) from time to time to Borrower from the date hereof to and not including the Termination Date for the purpose of financing the development and manufacturing of the Products. Subject to the terms hereof, Borrower shall have the right to obtain Advances up to the Credit Limit. Advances borrowed under this Agreement may be repaid but not reborrowed. The outstanding principal balance of the Loan, plus all accrued unpaid interest thereon, plus all Transaction Fees (defined below) and other Obligations (defined below) shall be due and payable on the earlier to occur of (i) September 30, 2008 or (ii) when the Loan is accelerated pursuant to Section 6.2 (the “Maturity Date”); provided, however, that in the event the term of this Agreement is renewed pursuant to Section 1.8, below, the Maturity Date shall be extended accordingly. “Obligations” means Borrower’s obligation to repay to Lender the Loan and all Advances (whether or not evidenced by any note), together with all principal, interest, Transaction Fees, other fees, costs, professional fees and expenses, or other liabilities or obligations for monetary amounts owed by Borrower to Lender however arising, including the indemnity and insurance obligations, and including such amounts as may accrue or be incurred before or after default or workout or the commencement of any liquidation, dissolution, bankruptcy, receivership or reorganization by or against Borrower, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties of any kind or nature, present or future, in each case, arising under this Agreement, the Secured Promissory Note, the Security Agreement or any of the other Loan Documents, as the same may from time to time be amended, modified, supplemented or restated, whether or not such obligations are partially or fully secured by the value of Collateral, and any future indebtedness incurred by Borrower to Lender.

1.2 Advances. Advances will be made upon presentation by Borrower to Lender and acceptance by Lender of bona fide Purchase Orders issued to Borrower by Walmart (together with any other Retailer specifically approved in writing by Lender, the “Retailer”), with selling terms not to exceed net forty-five (45) days after shipment and other terms and conditions acceptable to Lender (an “Approved Purchase Order”). Borrower shall update Schedule 1 attached hereto to list any Products subject of an Approved Purchase Order prior to the date of the associated Advance. Advances will be made in amounts not to exceed seventy-five percent (75%) of the aggregate dollar amount of the Approved Purchase Orders presented; provided, however, that any requested Advance will not, when added to the outstanding balance of all previous Advances, exceed the Credit Limit. Subject to the provisions of this Section 1.2 and Section 2.1, below, upon acceptance of the Approved Purchase Orders by Borrower, Lender shall promptly advance the funds requested by Borrower in accordance with such wiring, direct deposit or other instructions as may be provided by Borrower. As of the Effective Date of this Agreement, Lender has already accepted the Approved Purchase Orders for the Products listed in Schedule 1 attached hereto, copies of which have been provided to Lender. Lender will make Advances against these Purchase Orders according to the following schedule, with no other Advances required that relate to these Purchase Orders:

Advance #1 to Borrower on Effective Date:	$250,000.00
Advance #2 to Borrower on July 15, 2008:	$250,000.00
Advance #3 to Borrower on July 21, 2008:	$250,000.00

1.3 Loan Documents. In connection herewith, Borrower shall execute and deliver to Lender the Loan Documents. All Advances shall become part of the outstanding principal balance of the Secured Promissory Note.

1.4 Interest. All Advances shall bear interest from the date the Advance is made until paid in full at the prime rate published in the Wall Street Journal Western Edition on the date the Advance is made plus seven percent (the “Interest”), based on a year consisting of 360 days, with interest computed daily based on the actual number of days in each month.

1.5 Transaction Fee. In addition to Interest, there shall be assessed on each Advance a transaction fee equal to one percent of the amount of the Advance (the “Transaction Fee”), which shall be secured pursuant to the terms of the Security Agreement. The Transaction Fee shall be non-refundable to Borrower and shall not be offset against any payments due under the Secured Promissory Note.

1.6 Payment. Borrower may from time to time prepay all or part of the outstanding principal balance of the Loan. If for any reason the aggregate principal amount of the Loan outstanding at any time shall exceed the Credit Limit, Borrower, shall immediately make a principal payment to Lender in an amount equal to such excess plus accrued and unpaid interest thereon. All proceeds from the sale of the Products shall be deposited by Retailer and Borrower to the Remittance Account described in Section 1.7 below and shall be applied by Lender as set forth in Section 3 of the Security Agreement to repay all Obligations. Notwithstanding the foregoing to the contrary, the entire unpaid principal balance of the Loan, together with all accrued and unpaid interest thereon, plus all Transaction Fees and other Obligations associated therewith, shall be due and payable on or before the Maturity Date.

1.7 Remittance Account. Borrower shall and Borrower shall instruct Retailer to deposit all proceeds from the sale of the Products to a remittance account (the “Remittance Account”) identified by Lender and controlled by Lender. Funds in the Remittance Account shall be applied to the payment of the Obligations in accordance with Section 3 of the Security Agreement.

1.8 Term of Agreement. This Agreement shall terminate on September 30, 2008 (the “Termination Date”); provided, however, that Borrower may give written notice to Lender no later than thirty (30) days prior to the Termination Date, and subject to Lender’s approval, the term of this Agreement shall be renewed for a one-month period, and the Termination Date shall be extended accordingly.

2.	ADVANCES

2.1 Conditions Precedent to Advances. Lender shall have no obligation to make any Advance until the conditions set forth in the following subparagraphs and elsewhere in this Agreement have been satisfied at the expense of Borrower, or waived by Lender:

(a) Delivery of Loan Documents. Borrower shall have delivered to Lender the Loan Documents, each duly executed by Borrower, and such other documents, instruments, financing statements, certificates and agreements as Lender may reasonably request;

(b) Board Approval. Borrower shall have delivered to Lender, in form and substance satisfactory to Lender, copies of resolutions of Borrower’s board of directors authorizing Borrower to execute, deliver, honor and perform the Loan Documents and to grant a first-priority security interest in the Collateral as provided in the Security Agreement and certifying the names and signatures of the officers of Borrower authorized to sign the Loan Documents;

(c) Perfection of Security Interest. All of Lender’s liens and security interests in the Collateral shall have been validly perfected and Senior Lender shall have delivered to Lender an amendment to its UCC-1 financing statement releasing its lien on the Collateral or entered into a subordination or intercreditor Agreement in form and substance satisfactory to Lender subordinating its lien in the Collateral to Lender’s lien thereon;

(d) No Material Adverse Effect. No event that has had or would reasonably be expected to have a Material Adverse Effect (defined hereafter) has occurred and is continuing, and Borrower is not aware of any event likely to occur that would reasonably expected to result in a Material Adverse Effect. “Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets, prospects or condition (financial or otherwise) of Borrower; or (ii) the ability of Borrower to perform the Obligations in accordance with the terms of the Loan Documents in all material respects, or the ability of Lender to enforce its rights or remedies with respect to the Obligations in all material respects; or (iii) the Collateral or Lender’s liens on the Collateral or the priority of such liens.

(e) Representations and Warranties. Each of the representations and warranties made by Borrower in the Loan Documents shall be true and correct as of the date of the Advance; and

(f) No Defaults. Borrower shall have kept and performed the various covenants, obligations and agreements on its part to be kept and performed under the Loan Documents and no Event of Default, or act or event which with the giving of notice or the passage of time, or both, would constitute an Event of Default hereunder or under any of the other Loan Documents shall have occurred and be continuing or no Event of Default would exist after giving effect to such Advance.

(g) Warrant. Borrower shall execute and deliver a warrant for the purchase of 350,000 of Borrower’s shares of capital stock at a per share price equal to $0.1621 on Lender’s form attached hereto as Exhibit C and incorporated herein. The Warrant shall expire in 5 years, have standard anti-dilution protections, be freely transferable to affiliates of Lender.

(h) Updated Schedule 1. Borrower shall deliver an updated Schedule 1 listing the Products that are subject of an Approved Purchase Order prior to any further Advances.

(i) Subordination Agreement. Borrower shall deliver a fully executed Subordination Agreement dated as of the date hereof by and between Lender and YA Global Investments, L.P., consented to by Borrower (the “Subordination Agreement”).

2.2 Request for Advances. Advances will be made upon acceptance by Lender of Approved Purchase Orders issued to Borrower by Retailer, with selling terms not to exceed net forty-five (45) days after shipment. Subject to the foregoing, Advances shall be made by Lender at the written request of the persons named below, either one acting alone, who are authorized to request Advances and direct disposition of any such Advances until written notice of the revocation of such authority is received from Borrower by Lender. Each request by Borrower for an Advance shall constitute a reaffirmation, as of the date of such request, of all of the representations and warranties of Borrower contained in this Agreement and in the other Loan Documents. As of the Effective Date of this Agreement, Lender has already accepted the Approved Purchase Orders for the Products listed in Schedule 1 attached hereto, copies of which have been provided to Lender.

The persons authorized to request Advances on behalf of Borrower are Conrad Lowry and Jeff Oscodar.

2.3 No Waiver. No Advance shall constitute a waiver of any of the conditions to any further Advances.

3.	REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement and to make the Advances provided for herein, Borrower represents and warrants to Lender as follows:

3.1 Corporate Existence. Borrower: (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and (b) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted.

3.2 Power, Authorization, Enforceable Obligations. The execution, delivery and performance by Borrower of the Loan Documents and the creation of all security interests provided for therein: (a) are within the corporate power of Borrower; (b) have been duly authorized by all necessary or proper corporate action; (c) do not contravene any provision of Borrower’s charter or bylaws; (d) do not violate any law or regulation, or any order or decree of any court or governmental authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower is a party or by which Borrower or any of its properties are bound; (f) do not result in the creation or imposition of any lien upon any of the property of Borrower other than those in favor of Lender pursuant to the Loan Documents; and (g) do not require the consent or approval of any governmental authority or any other person or entity. Each of the Loan Documents shall have been duly executed and delivered by Borrower, and each such Loan Document shall then constitute a legal, valid and binding obligation of Borrower, enforceable against it in accordance with its terms.

3.3 Financial Statements. All financial statements provided by Borrower to Lender in connection with the negotiation and performance of the Loan Documents are complete and accurate, in all material respects, as of the date provided.

3.4 Purchase Orders. Each Purchase Order presented by Borrower to Lender represents a bona fide obligation of Retailer owing to Borrower and arising in the ordinary course of its business, and Borrower will use its best efforts to fulfill each Approved Purchase Order as promptly as practicable.

3.5 No Litigation. Except to the extent expressly disclosed by Borrower to Lender and set forth on Schedule 3.5 attached hereto and made a part hereof, no action, claim, lawsuit, demand, governmental investigation, or proceeding is now pending or, to the knowledge of Borrower, threatened against Borrower, before any governmental authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”).

3.6 Senior Lender. Pursuant to a Security Agreement entered into in October 31, 2007 (the “Senior Security Agreement”), YA Global Investments, L.P. (“Senior Lender”) has been granted a blanket lien against Borrower’s assets (the “Blanket Lien”). As of July 1, 2008, Borrower and Senior Lender entered into an Agreement which, among other things, amends the Senior Security Agreement to (a) permit purchase order financing of inventory secured solely against the Collateral as defined in the Security Agreement (the “Permitted Indebtedness”), and (b) subordinate the Blanket Lien to any security interest granted to Lender against the Collateral. Borrower shall deliver to Lender either an amendment to Senior Lender’s UCC-1 filing to delete its security interest in the Collateral or an intercreditor agreement or a subordination agreement in form and substance satisfactory to Lender by which Senior Lender shall subordinate its security interest in the Collateral.

3.7 Full Disclosure; First Priority Liens. No information contained in this Agreement or any of the other Loan Documents nor any written statement furnished by or on behalf of Borrower to Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Upon filing of the UCC-1 amendment referred to in the last sentence of Section 3.6 (or, in the alternative, delivery by Borrower of the intercreditor or subordination agreements described therein), the liens granted to Lender pursuant to the Loan Documents will at all times be fully perfected first priority liens in and to the Collateral described therein. Upon filing of the UCC-1 amendment referred to in the last sentence of Section 3.6, Borrower shall have good title to the Collateral, free of all liens.

4.	FINANCIAL STATEMENTS AND INFORMATION

4.1 Financial Statements.

Borrower hereby agrees that until all the Obligations are paid in full, it shall deliver to Lender the following financial statements, prepared in accordance with generally accepted accounting principles:

(a) Upon execution of this Agreement, Borrower’s most recent quarterly and fiscal year-end annual profit and loss statement, balance sheet, and statement of cash flow, certified as complete and accurate by an officer of Borrower.

(b) No later than 60 days after the end of each fiscal quarter, quarterly financial statements of Borrower, including profit and loss statement, balance sheet, and statement of cash flow, certified as complete and accurate by an officer of Borrower.

(c) No later than 120 days after the close of Borrower’s fiscal year, year-end financial statements of Borrower, including profit and loss statement, balance sheet, and statement of cash flow, audited or reviewed by an independent CPA firm to the extent available, otherwise certified as complete and accurate by an officer of Borrower.

(d) No later than 30 days after the end of each month, a complete and detailed description of all Product inventory; and

(e) No later than 30 days after the end of each month, an aging and listing of all Product-derived accounts receivable.

5.	AFFIRMATIVE COVENANTS

Borrower hereby agrees that until the Obligations are paid in full:

5.1 Supplemental Disclosure. From time to time as may be requested by Lender (which request will not be made more frequently than once each month absent the occurrence and continuance of an Event of Default), Borrower shall supplement each representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been necessary to correct any information in such representation that has been rendered inaccurate thereby; provided, that no such supplement to any such representation shall be or be deemed a waiver of any Event of Default resulting from the matters disclosed therein, except as consented to by Lender in writing.

5.2 Further Assurances. Borrower agrees that it shall, at its expense and upon request of Lender, duly execute and deliver, or cause to be duly executed and delivered, to Lender such further instruments and do and cause to be done such further acts as may be necessary or proper in the opinion of Lender to carry out more effectually the provisions and purposes of this Agreement or any other Loan Document.

5.3 Use of Proceeds. Borrower agrees that it shall only use the Advances to finance the development and manufacturing of the Products, or to reimburse expenditures previously made toward the development and manufacturing of Products.

5.4 Compliance with laws. Borrower will comply with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

5.5 Inventory; Returns. Borrower will keep all Products in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors will follow Borrower’s customary practices as they exist at execution of this Agreement.

5.6 Taxes. Borrower will make timely payment of all material federal, state, and local taxes or assessments (except for taxes or assessments being contested in good faith with adequate reserves under GAAP and which do not result in any tax lien on any of the Collateral) and will deliver to Lender, on demand, appropriate certificates attesting to the payment.

6.	EVENTS OF DEFAULT; REMEDIES

6.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a) Borrower (i) fails to make any payment of principal of, or interest on, or fees owing in respect of, the Secured Promissory Note when due and payable, or (ii) fails to pay any Transaction Fee or any other Obligation when due and payable.

(b) Borrower fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents and, except as otherwise provided herein, the same shall remain unremedied for ten (10) days or more after written notice of such event.

(c) Any representation or warranty herein or in any other Loan Document or in any written statement, report, financial statement or certificate made or delivered to Lender by Borrower is untrue or incorrect in any material respect as of the date when made or deemed made.

(d) Any of the Collateral is attached, seized, levied upon or subjected to a writ or distress warrant, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of Borrower and such condition continues for ten (10) days or more.

(e) A case or proceeding is commenced against Borrower seeking a decree or order in respect of Borrower (i) under Title 11 of the United States Code, as now constituted or hereafter amended or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for Borrower or of for any substantial part of its assets, or (iii) ordering the winding up or liquidation of the affairs of Borrower, and such case or proceeding remains undismissed or unstayed for thirty (30) days or more or a decree or order granting the relief sought in such case or proceeding is entered by a court of competent jurisdiction over such case or proceeding.

(f) Borrower (i) files a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for Borrower or for any substantial part of its assets, (iii) makes an assignment for the benefit of creditors, or (iv) takes any action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

(g) If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $50,000.

(h) If a money judgment(s) in the aggregate of at least $50,000 is rendered against Borrower and is unsatisfied and unstayed for ten (10) days.

(i) Any subordination provision in any document or in the Subordination Agreement shall cease to be in full force and effect, or any Person shall contest in any matter the validity, binding nature or enforceability of any such provision.

6.2 Remedies-General. Upon and during the continuance of any one or more Events of Default, (i) Lender may, at its option, accelerate and demand payment of all or any part of the Obligations and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 6.1(e), (f) or (g), the Secured Promissory Note and all of the Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), and (ii) Lender may notify any of Borrower’s account debtors to make payment directly to Lender, compromise the amount of any such account on Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account. Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Lender’s rights and remedies shall be cumulative and not exclusive.

6.3 Lender Expenses. If Borrower fails to obtain the insurance called for by the Security Agreement or fails to pay any premium thereon or fails to pay any other amount, which Borrower is obligated to pay under this Agreement or any other Loan Document, Lender may obtain such insurance or make such payment, and all amounts so paid by Lender are Lender expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Lender shall be deemed an agreement to make similar payments in the future or Lender’s waiver of any Event of Default.

6.4 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which Borrower is liable.

7.	SUCCESSORS AND ASSIGNS

This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of Borrower, Lender, and their respective successors and assigns (including, in the case of Borrower, a trustee or debtor in possession on behalf of Borrower), except as otherwise provided herein or therein. Borrower may not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Lender. Any such purported assignment, transfer, hypothecation or other conveyance by Borrower without the prior express written consent of Lender shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of Borrower and Lender with respect to the transactions contemplated hereby and no person or entity shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

8.	MISCELLANEOUS

8.1 Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof and may not be modified, altered or amended except as set forth in Section 8.2. Any letter of interest, commitment letter, fee letter and/or confidentiality agreement between Borrower and Lender or any of their respective affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

8.2 Amendments, Waivers, and Termination Statements. No amendment, modification, termination or waiver of any provision of this Agreement or any of the other Loan Documents, or any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the original parties thereto. Upon indefeasible payment in full in cash and performance of all of the Obligations, Lender shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the liens securing payment of the obligations under the Loan Documents.

8.3 Payment Of Expenses, Indemnification, Etc.; Right of Set Off.

(a) Borrower promises to pay Lender’s fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by Lender after the date hereof in connection with or related to: (a) the collection or enforcement of the Loan; (b) the amendment or modification of the Loan Documents; (c) any waiver, consent, release, or termination under the Loan Documents; (d) the protection, preservation, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (e) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (f) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

(b) Borrower shall and does hereby indemnify and hold Lender, its officers, directors, employees, agents, in-house attorneys, representatives and shareholders harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by Lender or any such Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases claims resulting solely from Lender’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.

(c) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, if an Event of Default then exists, Lender is hereby authorized, at any time or from time to time, without presentment, demand, protest or other notice of any kind to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special but other than payroll accounts) and any other indebtedness at any time held or owing by Lender to or for the credit or the account of Borrower against and on account of the Obligations and liabilities of Borrower to Lender under this Agreement, irrespective of whether or not Lender shall have made any demand hereunder.

8.4 No Waiver. Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 8.2, none of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Event of Default shall be deemed to have been suspended or waived by Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of Lender and directed to Borrower specifying such suspension or waiver.

8.5 Remedies. Lender’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to any collateral shall not be required.

8.6 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

8.7 JURY TRIAL WAIVER. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, BETWEEN LENDER AND BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

8.8 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

8.9 Confidentiality. Lender agrees to use commercially reasonable efforts (equivalent to the efforts Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to it by Borrower and designated as confidential for a period ending two (2) years following Lender’s receipt thereof; provided, that Lender may disclose such information (a) to persons or entities employed or engaged by Lender in evaluating, approving, structuring or administering the Loans; (b) as, in the opinion of Lender’s counsel, required by law; (c) in connection with the exercise of any right or remedy under the Loan Documents; or (d) which ceases to be confidential through no fault of Lender.

8.10 Governing Law. Except as otherwise expressly provided in any of the Loan Documents, in all respects, including all matters of construction, validity and performance, this Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the state of California applicable to contracts made and performed in that state and any applicable laws of the United States of America.

8.11 Jurisdiction. Each of the parties hereto hereby expressly and irrevocably submits to the jurisdiction of any competent court of the State of California located in the City and County of San Francisco (the “California Courts”). Each party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile. Each party hereby waives, to the fullest extent it may legally and effectively do so (i) any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any related matter in any California Court, as applicable, and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding in any California Court, as applicable. Notwithstanding the foregoing, each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the California Courts, as applicable, in any other court or jurisdiction.

8.12 Notices. All notices, requests, demands, and other communications under this Agreement must be in writing and will be considered to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the day after facsimile or email transmission if served in such manner to the party to whom notice is to be given, or three (3) days after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To Lender:	Carl Page
Attn: Carl Page
5214F Diamond Heights Blvd., #731
San Francisco, CA 94131
Fax: ___________________
email: carlp-gmail@findpage.com
To Borrower:	ZVUE Corporation
Attn: Tom Hillman
612 Howard Street, Suite 600
San Francisco, CA 94105
Fax: ___________________
email: tomh@zvue.com

8.13 Section Titles. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

8.14 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

8.15 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Loan Documents. Each party has had the opportunity to review the Loan Documents with its own legal counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Loan Documents shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement of the other Loan Documents.

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

“Borrower”
ZVUE CORPORATION

By:	/s/ Jeff Oscodar
Its:	President & CEO

“Lender”

/s/ Carl Page
CARL PAGE